Exhibit 10.5


                   LOAN PROGRAM FOR KEY EXECUTIVE OFFICERS OF
                                 VENTURIAN CORP.

         1. Venturian Corp. (the "Company") will from time to time loan (or guarantee loans) to certain officers and directors of the Company up to an aggregate of $1,000,000, to enable such officers and directors to purchase on the open market, or in negotiated transactions with third parties, up to an aggregate of 100,000 of the Company's common shares. The officers and directors to whom loans will be made (or for whose benefit loans will be guaranteed), and the amount of such loans or guarantees (not to exceed the stated maximum of $1,000,000 or 100,000 shares, in the aggregate), shall be determined by the Compensation Committee of the Board of Directors of the Company, in its sole discretion.

         2. Each of the loans to be made pursuant to this loan program shall be evidenced by the borrower's promissory note, shall be for a five-year term or repayable on demand (as determined by the Compensation Committee at the time each loan is made), shall bear interest at the rate of 8 percent per annum, payable annually, and shall be secured by a pledge of the shares purchased with the proceeds of the loans. Term loans will be fully due and payable prior to their stated maturity, at the option of the Company, in the event the borrower voluntarily terminates his employment with the Company or if his employment is terminated for good cause (other than disability).

         3. When authorized to do so by officers or directors whose purchases of shares are to be financed under this loan program, the Company may negotiate for and consummate the purchase of its shares from third parties as agent for one or more of such officers or directors, at such price and on such terms as the purchasing officers and directors deem acceptable. In such event, the Company may disburse loan proceeds directly to the selling shareholder on behalf of the purchasing officer or director.

         4. The Company shall, from time to time, at the request of any officer or director, purchase from such officer or director any or all shares acquired by him under this loan program, for cash, at a price which bears the same ratio to the book value of the shares (determined as of the end of the Company's fiscal year next preceding the date of purchase) as the officer or director's acquisition cost bore to the book value of the shares (determined as of the end of the Company's fiscal year next preceding his acquisition). In addition, the Company shall, at the request of any officer or director, purchase from him, upon his retirement at or after age 65, any or all shares acquired by him under this loan program, for cash, at the book value thereof (determined as of the end of the Company's fiscal year next preceding his retirement).